Exhibit 8.2

February 21, 2003

Rawlings Sporting Goods Company, Inc.

1859 Bowles Avenue

Fenton, MO 63026

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Rawlings Sporting Goods Company, Inc., a Delaware corporation, in conception with the preparation and execution of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 15, 2002, by and among K2 Inc. (“Parent”), Lara Acquisition Sub, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Acquisition”), and Rawlings Sporting Goods Company, Inc., a Delaware corporation (“Company”). Pursuant to the Merger Agreement, Acquisition will merge with and into Company (the “Merger”). At your request we have examined the form of Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, including the Joint Proxy Statement/Prospectus that forms a part thereof (the “Registration Statement”) in connection with the registration of the shares of Parent’s common stock to be issued to the stockholders of Company upon consummation of the Merger. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.

You have requested our opinion regarding the accuracy of the federal income tax matters described in the Registration Statement under the caption “Certain United States Federal Income Tax Considerations.”

In rendering this opinion, we have reviewed (without any independent investigation) the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement and the Registration Statement, and have assumed that the Merger will be consummated in accordance with the Merger Agreement and without breach or waiver of any material provision thereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, it is our opinion that the discussion in the Registration Statement, under the caption “Certain United States Federal Income Tax Considerations,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

This opinion is based upon the current provisions of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not the equivalent of a ruling from, and is not binding upon, the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the Effective Time and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any subsequent changes of the matters stated, represented or assumed herein or of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Rawlings Sporting Goods Company, Inc.

February 21, 2003

This opinion addresses only the accuracy of the discussion described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption “Certain United States Federal Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

STINSON MORRISON HECKER LLP